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                                                                       Exhibit 5

                            DISTRIBUTION AGREEMENT


     This Agreement, made as of the 30th day of April, 2000 between Hilliard-Lyons Government Fund, a Maryland corporation (the "Company"), and J.J.B. Hilliard, W.L. Lyons, Inc., a Kentucky corporation ("Distributor"),

     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company desires to appoint Distributor as its distributor to provide for the sale and distribution of the shares of Common Stock, $0.01 par value, of the Company ("Common Stock"), and Distributor is willing to render such services;

     NOW, THEREFORE, for and in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Except as otherwise provided herein, the Company hereby appoints the Distributor as its exclusive agent to sell and distribute shares of Common Stock of the Company at the net asset value thereof as described and set forth in the current prospectus of the Company, and Distributor accepts such appointment and agrees to render the services and perform the duties set forth in this Agreement without further compensation. The Distributor may make sales of the shares of Common Stock of the Company directly to the public or to or through dealers. The compensation of any such dealers shall be the responsibility of Distributor.
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     2.  Notwithstanding the foregoing appointment, the Company may distribute its shares.

     3. In performing its duties as Distributor, Distributor will act in conformity with the Articles of Incorporation, By-Laws and prospectus of the Company and with the instructions and directions of the Company's Board of Directors and the requirements of the Securities Act of 1933, the 1940 Act and all other applicable Federal and State laws and regulations.

     4. After effectiveness of the Company's Registration Statement, Distributor will hold itself available to receive by mail, telex and/or telephone, orders for the purchase of Common Stock and will accept or reject such orders on behalf of the Company in accordance with the provisions of the prospectus, and will transmit such orders as are so accepted to the Company's transfer agent as promptly as possible.

     5. Distributor shall not be obligated to sell any certain number of shares of the Company's Common Stock.

     6. The sale of the Company's shares may be suspended with or without prior notice whenever in the judgment of the Company it is in its best interest to do so.

     7. Neither the Distributor nor any other person is authorized by the Company to give any information or to make any representation relative to the Company's shares other than those contained in the Registration Statement or prospectus filed with the Securities and Exchange Commission as the same may be amended from time to time

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         or in any supplemental information to said prospectus approved by the
         Company. The Distributor agrees that any other information or representation other than those specified above which it or any dealer or other person who purchases shares through the Distributor may make in connection with the offer or sale of shares, shall be made entirely without liability on the part of the Company. No person or dealer other than the Distributor shall be deemed to be authorized hereby to act as agent for the Company for any purpose. The Distributor agrees that in offering or selling shares as agent of the Company it will in all respects duly conform to all applicable State and Federal laws and the rules and regulations of the National Association of Securities Dealers, Inc. including its Code of Conduct. The Distributor will submit to the Company copies of all sales literature before using the same and will not use literature if disapproved by the Company.

     8. Subsequent to the effectiveness of the Company's initial registration statement under the Securities Act of 1933, the Distributor will bear the cost of all sales and promotional expenses, including the expenses of printing all sales literature and prospectuses, other than those utilized for regulatory purposes and those furnished from time to time to existing shareholders of the Company.

     9. This Agreement shall continue in effect for two years from the date of its execution and thereafter for successive periods of one year each if such continuance is approved at least annually by the Board of Directors of the Company including a majority of the Directors of the Company who are not "interested persons" cast in person at a meeting called for that purpose. The term "interested persons" shall be construed in accordance with its definition in section 2(a)(19) of the 1940 Act. This Agreement

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         may be terminated upon 60 days written notice by the Company and/or the
         Distributor.

     10. This Agreement may not be assigned by the Distributor and shall automatically terminate in the event of an assignment as defined in the 1940 Act; provided, however, that the Distributor may employ such other person, persons, or corporations as it shall determine, in order to assist it in carrying out this Agreement.

     11. Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Agreement. Any person, even though also an officer, employee or agent of Distributor, who may be or become an officer, director, employee or agent of the Company shall be deemed, when rendering services to the Company or acting in any business of the Company, to be rendering such services to or acting solely for the Company and not as an officer, partner, employee or agent or one under the control or direction of Distributor even though paid by it.

     12. This Agreement may not be amended without the affirmative votes of a majority of the Board of Directors, including a majority of those directors who are not "interested persons" of the Company or of the Distributor, voting in person at a meeting called for the purpose of voting on such approval. Subject to this condition, this Agreement may be amended at any time by mutual agreement in writing of the parties hereto.

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     13.  This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

     IN WITNESS WHEREOF, this Agreement has been executed for the Distributor and the Company and their respective corporate seals affixed hereto by their duly authorized officers the day and year first above written.

                                    J.J.B. HILLIARD, W.L. LYONS, INC.


                                    By: /s/ James M. Rogers
                                        ------------------------------
                                        James M. Rogers, Executive Vice
                                        President

                                    HILLIARD-LYONS GOVERNMENT
                                    FUND, INC.


                                    By: /s/ Dianna P. Wengler
                                        ------------------------------
                                        Dianna P. Wengler, Vice President and
                                        Treasurer

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